EXHIBIT 5.1

Cypress Semiconductor Corporation
198 Champion Court
San Jose, CA 95134-1599
November 9, 2017

U.S. Securities and Exchange Commission
100 F Street NE
Washington, D.C. 20549

Re:	Registration Statement on Form S-8
Ladies and Gentlemen:

This opinion is provided in connection with a Form S-8 Registration Statement (the “Registration Statement”) being filed by Cypress Semiconductor Corporation (the “Company”) on or about November 9, 2017. The Registration Statement relates to the registration of (i) 29,100,000 shares of the Company’s Common Stock, par value $0.01 per share (the “Shares”) that may be issued under the Cypress Semiconductor Corporation 2013 Stock Plan, as amended and restated (the "2013 Plan"), (ii) 2,000,000 Shares that may be issued under the Cypress Semiconductor Corporation Employee Stock Purchase Plan, as amended and restated (the “ESPP”), and (iii) $6,000,000 in deferred compensation obligations (the “Obligations”) of the Company issuable under the Cypress Semiconductor Corporation Non-Qualified Deferred Compensation Plan II (the “Plan”).

In my capacity as Chief Legal Officer and Corporate Secretary of the Company, I have examined the (i) actions taken in connection with the issuance of the Shares, and (ii) related corporate and other records of the Company that I considered appropriate.

On the basis of such examination and consideration of those questions of law I considered relevant, it is my opinion that the Shares that may be issued by the Company pursuant to the 2013 Plan and the ESPP, when duly issued and paid for in accordance with the Registration Statement and the prospectus related to the 2013 Plan and the ESPP, as applicable, for the consideration provided for therein, will be legally issued, fully paid and non-assessable. It is also my opinion that upon the issuance of the Obligations in the manner contemplated by the Registration Statement and in accordance with the terms of the Plan, such Obligations will be legally valid and binding obligations of the Company.

I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of my name wherever appearing in the Registration Statement and any subsequent amendment thereto. In giving such consent, I do not consider that I am an “expert” within the meaning of such term as used in the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Sincerely,

/s/ Pamela L. Tondreau
Pamela L. Tondreau
Chief Legal Officer and Corporate Secretary
Cypress Semiconductor Corporation